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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING


               (Check One): [ ] Form 10-K Form 20-F [ ] Form 11-K
                            [ ] Form 10-Q Form N-SAR


                  For Period Ended:
                                     -----------------
                  [X]  Transition Report on Form 10-KSB
                  [ ]  Transition Report on Form 20-F
                  [ ]  Transition Report on Form 11-K
                  [ ]  Transition Report on Form 10-Q
                  [ ]  Transition Report on Form N-SAR
                  For the Transition Period Ended:  December 31, 2000
                                                  -----------------------


If the notification relates to a portion of the filing checked above, identify the Item(s) to which notification relates:

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PART I - REGISTRANT INFORMATION

CollegeLink.com Incorporated
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Full Name of Registrant

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Former Name if Applicable

251 Thames Street #8
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Address of Principal Executive Office (Street and Number)

Bristol, RI 02809
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City, State and Zip Code



PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     [X]     (a)   The reasons described in reasonable detail in Part III of
                   this form could not be eliminated without unreasonable effort or expense;


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     [ ]     (b)   The subject annual report, semi-annual report, transition
                   report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth; and

     [ ]     (c)   The accountant's statement or other exhibit required by Rule
                   12b-25(c) has been attached if applicable.


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PART III - NARRATIVE

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State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q,
N-SAR, or the transition report portion thereof, could not be filed within prescribed time period.

The Company is reviewing its financial statements for its transition fiscal year pending stockholder approval of an agreement to sell substantially all of its assets.

                        (ATTACH EXTRA SHEETS IF NEEDED)

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PART IV - OTHER INFORMATION

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(1)      Name and telephone number of person to contact in regard to this notification

         Richard A. Fisher                     401                 254-8800
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         (Name)                            (Area Code)       (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                            Yes [X]    No [ ]


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                            Yes [ ]    No [X]


         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                          CollegeLink.com Incorporated
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  March 30, 2001                        By /s/  Richard A. Fisher
                                               ---------------------------------
                                                Name:  Richard A. Fisher
                                                Title:





                                                         SEC 1344 (11091)